As filed with the Securities and Exchange Commission on September 16, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Universal Safety Products, Inc.
(Exact name of registrant as specified in its charter)

Maryland	5065	52-0898545
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117-3586

Tel: (410) 363-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harvey B. Grossblatt

President and Chief Executive Officer

Universal Safety Products, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117-3586

Tel: (410) 363-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Turner, Esq. General Counsel Universal Safety Products, Inc. 11407 Cronhill Drive, Suite A Owings Mills, MD 21117-3586 (646) 502-5557	Kenneth A. Schlesinger, Esq. Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, NY 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2025

Universal Safety Products, Inc.

Up to 2,750,000 shares of Common Stock Issuable

upon Conversion of Convertible Promissory Notes

This prospectus relates to the resale or other disposition from time to time in one or more offerings of up to 2,750,000 shares (such amount includes the conversion of the principal amount of the Conversion Notes (as defined below), plus any accrued but unpaid interest on such portion of the principal amount) of our common stock, par value $0.01 per share, issuable upon the conversion of convertible promissory notes based upon the minimum conversion price of $1.00 per share (the “Floor Price”), as described in more detail below, to be offered by the Selling Stockholder. The term “Selling Stockholder” refers to the Selling Stockholder named in this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our common stock from the Selling Stockholder. We will not receive any proceeds from the sale of the common stock by the Selling Stockholder.

On August 13, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with SJC Lending LLC, a Delaware limited liability company (“SJC”), pursuant to which SJC has agreed to purchase convertible promissory notes in the aggregate principal amount of up to $2,750,000 (the “Convertible Notes”) for a total purchase price of $2,500,000. The Securities Purchase Agreement provides that the purchase of the Convertible Notes will be made through three separate tranche closings. The first tranche closing, which occurred on August 13, 2025, consisted of the issuance of a Convertible Note to SJC in the principal amount of $1,100,000, for a purchase price of $1,000,000. The second and third tranche closings have yet to occur.

Pursuant to the Securities Purchase Agreement, SJC will be required to purchase the second tranche of Convertible Note in the principal amount of $550,000, for a purchase price of $500,000 on the day following the filing with the Securities and Exchange Commission (“SEC”) of this registration statement registering the resale of the shares of common stock issuable upon conversion of the Convertible Notes (the “Conversion Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

Following the effective date of this registration statement, subject to obtaining the approval of our stockholders and subsequently the approval of the NYSE American, LLC (the “NYSE American”), SJC will be required to purchase the third tranche of Convertible Note in the principal amount of $1,100,000, for a purchase price of $1,000,000. SJC has agreed to purchase the Convertible Notes in all three tranches pursuant to the Securities Purchase Agreement, provided that SJC has the ability, exercisable in its sole discretion, to purchase any principal amount of Convertible Notes prior to the dates of the tranche closings provided for in the Securities Purchase Agreement.

The Convertible Notes accrue interest at the rate of 8% per annum, unless an event of default (as defined in the Convertible Notes) occurs, at which time the Convertible Notes in excess of $500,000 would accrue interest at 20% per annum. The Convertible Notes will mature on the first anniversary of issuance. The Convertible Notes are convertible into shares of common stock at any time after the later of the record date for the upcoming dividend or NYSE American approval of the Supplemental Listing Application at a conversion price equal to the greater of (i) $1.00 (the “Floor Price”), which Floor Price will not be adjusted for stock dividends, stock splits, stock combinations or other similar transactions and (ii) 80% of the lowest volume weighted average price, or VWAP, of the common stock during the ten trading days immediately prior to the date of conversion into common stock, but not greater than $10.00 per share. We may not issue Conversion Shares to the extent such issuances would result in an aggregate number of shares of our common stock exceeding 19.99% of the total shares of our common stock issued and outstanding as of the date thereof, in accordance with the rules and regulations of the NYSE American unless we first obtain stockholder approval.

The shares are being registered to satisfy an obligation included in the Securities Purchase Agreement providing for the registration of the Conversion Shares.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Our common stock is traded on the NYSE American under the symbol “UUU.” On September 15, 2025, the last reported sales price of the common stock, as reported by NYSE American, was $6.35 per share.

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 18.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC. The Selling Stockholder may, from time to time, sell up to 2,750,000 shares of common stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the common stock described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholder has authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of common stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States, neither we nor the Selling Stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our company” and similar terms refer to Universal Safety Products, Inc. and its consolidated subsidiaries.

ii

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because the following is only a summary, it does not contain all of the information you should consider before investing in our shares of common stock. Before making an investment decision, you should carefully read all of the information contained in this prospectus and the documents incorporated by reference, including the risks described under “Risk Factors” on page 4 herein and the Management’s Discussion and Analysis and our consolidated financial statements and the related notes incorporated by reference from our latest annual report on Form 10-K for the fiscal year ended March 31, 2025 and our latest quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025.

Company Overview

Universal Safety Products, Inc. (formerly Universal Security Instruments, Inc.) is in the business of marketing and distributing safety and security products. For more than 56 years, we have designed, developed and marketed innovative and easy-to-install safety products consisting primarily of smoke alarms, carbon monoxide alarms and other electrical devices. In mid-2024, we began to seek access to additional funding or other resources, or the right strategic business combination, which would allow us to drive long-term value for our stockholders while taking advantage of growth opportunities. On October 31, 2024, we entered into an Asset Purchase Agreement with Feit Electric Company, Inc. (“Feit”), pursuant to which we agreed to sell the smoke and carbon monoxide alarm portion of our business and the non-tangible assets of our company, including the trade name of Universal Security Instruments and Universal Electric. The closing of the sale was subject to the approval of the transaction by the requisite vote of our stockholders. A special meeting of the stockholders to approve the sale and related actions was held on April 15, 2025, and the asset sale was approved. On May 22, 2025, we closed upon the asset sale to Feit under the terms of the Asset Purchase Agreement. Since May 2025, we have continued marketing our electrical product lines (other than smoke alarms and carbon monoxide alarms). We currently market products such as wiring devices, bath fans and other electrical products to the electrical distribution trade through our wholly owned subsidiary, Universal Safety Electric, Inc. (formerly USI Electric, Inc.). The electrical distribution trade includes electrical and lighting distributors, as well as manufactured housing companies.

We currently import virtually all of the safety and security products that we are continuing to sell. As an importer, we are subject to numerous tariffs which vary depending on types of products and country of origin, changes in economic and political conditions in the country of manufacture, potential trade restrictions and currency fluctuations. Substantially all our products are imported from the People’s Republic of China. Certain of these products such as wiring devices are currently subject to tariffs of up to 55% of their cost. The imposition of and modification of tariffs has increased uncertainty as to the short-term sustainability of importing products from our principal suppliers. If we are unable to import products at a competitive price point, our sales would be adversely affected.

We are currently exploring strategic alternatives that are available to us and other business opportunities in our industry to drive long-term value for our stockholders. On April 15, 2025, we entered into a Memorandum of Understanding (“MOU”) with Ault & Company, Inc. with respect to an investment in our company of operating capital for a business to be mutually agreed upon by us and Ault & Company. In accordance with the provisions of the MOU, effective May 22, 2025, we added two Board of Director seats and appointed new directors selected by Ault & Company to fill the vacant spots.

Recent Developments

On August 13, 2025, we entered into a Securities Purchase Agreement with SJC pursuant to which SJC agreed to purchase convertible promissory notes in the aggregate principal amount of up to $2,750,000 for a total purchase price of $2,500,000. The Securities Purchase Agreement provides that the purchase of the Convertible Notes will be made through three separate tranche closings.

The first tranche closing, which occurred on August 13, 2025, consisted of the issuance of a Convertible Note to SJC in the principal amount of $1,100,000, for a purchase price of $1,000,000. The second and third tranche closings have yet to occur.

Pursuant to the Securities Purchase Agreement, SJC will be required to purchase the second tranche of Convertible Note in the principal amount of $550,000, for a purchase price of $500,000 on the day following the filing with the SEC this registration statement registering the resale of the Conversion Shares under the Securities Act.

Following the effective date of this registration statement, subject to obtaining the approval of our stockholders and subsequently the approval of the NYSE American, SJC will be required to purchase the third tranche of Convertible Note in the principal amount of $1,100,000, for a purchase price of $1,000,000. SJC has agreed to purchase the Convertible Notes in all three tranches pursuant to the Securities Purchase Agreement, provided, that SJC has the ability, exercisable in its sole discretion, to purchase any principal amount of Convertible Notes prior to the dates of the tranche closings provided for in the Securities Purchase Agreement.

The Convertible Notes accrue interest at the rate of 8% per annum, unless an event of default (as defined in the Convertible Notes) occurs, at which time the Convertible Notes in excess of $500,000 would accrue interest at 20% per annum. The Convertible Notes will mature on the first anniversary of issuance. The Convertible Notes are convertible into shares of common stock at any time after the later of the record date for the upcoming dividend or NYSE American approval of the Supplemental Listing Application at a conversion price equal to the greater of (i) $1.00, which Floor Price will not be adjusted for stock dividends, stock splits, stock combinations or other similar transactions and (ii) 80% of the lowest VWAP of the common stock during the ten trading days immediately prior to the date of conversion into common stock, but not greater than $10.00 per share. We may not issue Conversion Shares to the extent such issuances would result in an aggregate number of shares of our common stock exceeding 19.99% of the total shares of our common stock issued and outstanding as of the date thereof, in accordance with the rules and regulations of the NYSE American unless we first obtain stockholder approval.

Corporate Information

We were incorporated in Maryland in 1969. On May 28, 2025, we changed our name from “Universal Security Instruments, Inc.” to “Universal Safety Products, Inc.”

Our principal executive office is located at 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, and our telephone number is 410-363-3000. Information about us may be obtained from our website www.universalsafetyprod.com. Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, are available free of charge on our website as soon as they are filed with the SEC through a link to the SEC’s EDGAR reporting system. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

THE OFFERING

Issuer	Universal Safety Products, Inc.
Shares of common stock offered by the Selling Stockholder	Up to 2,750,000 shares of common stock (the “Conversion Shares”) to be issued upon the conversion of the Convertible Notes based upon the minimum conversion price of $1.00 per share (the “Floor Price”).
Shares of common stock outstanding on September 15, 2025	2,312,887 shares of common stock
Shares of common stock outstanding after giving effect to issuance of all Conversion Shares	5,062,887 shares of common stock
Use of proceeds	We will not receive any proceeds from the resale of the Conversion Shares. See the section titled “Use of Proceeds.”
Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the shares of common stock.
Plan of distribution	The Selling Stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”
NYSE American common stock symbol	UUU

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition and operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business and Operations

We have incurred losses and we may not be able to manage our business on a profitable basis.

We reported net sales of $3,824,247 for the three months ended June 30, 2025 versus $4,598,516 for the comparable period last year. We reported net income of $1,810,321, or $0.78 per basic and diluted share, compared to a net loss of $(442,206), or $(0.19) per basic and diluted share, for the same period last year. Included in the June 30, 2025 results was a non-recurring gain of $2,820,668 from the sale of our smoke and carbon monoxide alarm segment (the “Feit Asset Sale”).

The revenue and income potential of our business and market are unproven. This makes an evaluation of our company difficult and highly speculative. We require additional working capital and there can be no assurances that we will (i) be able to develop products or services on a timely and cost-effective basis, (ii) be able to generate any increase in revenues, (iii) obtain adequate financing on reasonably acceptable bases, if at all, or resources to continue operating our business and to provide products to customers and (iv) ever earn a profit. There can also be no assurance that we will raise sufficient capital to support operations by attaining profitability, or that we can satisfy future liabilities.

If we are unable to sell our remaining electrical products after the Feit Asset Sale at acceptable prices relative to our costs including import tariffs, or if we fail to develop and introduce on a timely basis new electrical products from which we can derive additional sales, our financial results will suffer and may negatively impact our ability to achieve our business objectives.

Sales were lower in the June 30, 2025 quarter since we sold our smoke and carbon monoxide alarm segment in the Feit Asset Sale. Sales were further negatively impacted by the increased import tariffs on all our products. Our plans are to continue operations in the wiring device and bath fan segments of our business and look for other opportunities to grow shareholder value. However, following the sale of our smoke and carbon monoxide alarm segment, there can be no assurance that our future operations will result in net income. Our failure to make up those sales that were previously accounted for by the alarm segment will harm our business. We may not be able to sustain or increase net income on a quarterly or annual basis in the future. If our sales grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our electrical products may decrease in a competitive market, which would reduce our sales and harm our business. If we are unable to sell our remaining electrical products after the Feit Asset Sale at acceptable prices relative to our costs including import tariffs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional sales, our financial results will suffer and may negatively impact our ability to achieve our business objectives.

Our success in exploring strategic business opportunities in our industry will depend, to a large degree, on the expertise and experience of the members of our management team and there can be no assurance that we will identify one or more opportunities on satisfactory terms.

We are currently exploring strategic business opportunities in our industry to drive long-term value for our stockholders. We intend to continue importing and marketing our product lines other than smoke alarms and carbon monoxide alarms. These include wiring devices, bath fans and other electrical products to the electrical distribution trade through our wholly owned subsidiary, Universal Safety Electric, Inc. Our success in identifying other strategic business opportunities in our or a different industry and in acquiring, developing and managing assets to generate profits is, to a large decree, dependent upon the expertise and experience of our management team and directors. The loss of one or more of these executives or other key individuals could impair our business and development until qualified replacements are found, if at all. There can also be no assurance that our plan to identify such strategic business opportunities in our industry can be accomplished on satisfactory terms, if at all, or if they are accomplished that they will provide sufficient cash to fund our operations, pay the principal of and the interest on our indebtedness or fund our other liquidity needs.

Changes in trade policy in the U.S. and other countries, specifically the People’s Republic of China, including the imposition of additional tariffs and the resulting consequences, may adversely impact our results of operations and financial condition.

We currently import virtually all of the safety and security products that we are continuing to sell. As an importer, we are subject to numerous tariffs which vary depending on types of products and country of origin, changes in economic and political conditions in the country of manufacture, potential trade restrictions and currency fluctuations. Substantially all our products are imported from the People’s Republic of China. Certain of these products such as wiring devices are currently subject to tariffs of up to 55% of their cost, though there can be no assurance that this percentage will not increase within the foreseeable future. The imposition of and modification of tariffs has increased uncertainty as to the short-term sustainability of importing products from our principal suppliers. We cannot determine at this time how tariffs will affect our future profitability and whether they will reduce the number of products that we sell or whether we could pass these tariff costs on to our customers through price adjustments. If we are unable to import products at a competitive price point, our sales would be adversely affected, resulting in a materially adverse effect on our business, results of operations, financial condition and future prospects.

Our outstanding debt, without regard to the Convertible Notes, is subject to terms that may adversely affect our operations and financial condition.

We currently have an agreement with Merchant Financial Group (“Merchant”) for the purpose of factoring our trade accounts receivable (the “Factoring Agreement”). Our short-term borrowings to finance operations, trade accounts receivable, and foreign inventory purchases are provided pursuant to the terms of this Factoring Agreement. Borrowings under our Factoring Agreement bear interest at prime plus 2% and are secured by all of our assets. Pursuant to this Factoring Agreement, Merchant has the right to demand repayment of advances at any time. If Merchant demands repayment and we fail to make such repayment, or if we cause or permit any other event of default as described in the Factoring Agreement or fail to comply with covenants set forth in the Factoring Agreement, we would be subject to additional expenses or possible foreclosure on our assets that secure our obligations under the Factoring Agreement. Such results could have a material adverse effect on our operations and financial condition.

Global economic and capital market conditions may cause our access to capital to be more difficult in the future and/or costs to secure such capital more expensive.

We may seek access to additional funding to provide liquidity to conduct our operations, expand our business or refinance existing indebtedness. Any sustained weakness in general economic conditions, or U.S. or global capital markets could adversely affect our ability to raise capital on acceptable terms, if at all; any failure to raise sufficient capital could require us to curtail or cease our operations. We may also rely in the future on access to financial markets as a source of liquidity for working capital requirements, acquisitions and general corporate purposes. Our access to funds under our Factoring Agreement is also dependent on the ability of the financial institution that is a party to that agreement to meet its funding commitments. Such financial institution may not be able to meet its funding commitments if it experience shortages of capital and liquidity or if it experiences excessive volumes of borrowing requests within a short period of time. Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

Our overall sales are primarily dependent upon the strength of the U.S. housing market.

We currently market products such as door chimes, ventilation products, ground fault circuit interrupters and other electrical devices to the electrical distribution trade through our wholly owned subsidiary, Universal Safety Electric, Inc. Given the nature of these products, our overall sales are primarily dependent upon the strength of the U.S. housing market. Management believes that with an improved housing market, we will continue to improve profitability, but any downward changes in the housing market could adversely affect our sales.

Competition from a number of companies could result in price reduction, reduced revenue and loss of market share and could harm our results of operations.

Our product offerings, including ground fault circuit interrupter products, compete in functionality with similar products offered by our larger competitors. Prior to the imposition of tariffs, our products also competed favorably with similar products offered by our larger competitors. While we believe there will be market acceptance of our products, we cannot be assured you that our belief will prove accurate. Should our products not achieve the level of acceptance we anticipate from our customers, there could be a materially adverse effect on our future operations, and our sales and revenue could further decline.

Risks Related to the Offering

There could be a depressive effect on our market price from the sales of our common stock upon conversion of the Convertible Notes or the perception that such sales could occur.

The sale of shares of common upon the conversion of the Convertible Notes, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Given the number of shares of common stock registered for potential resale by the Selling Stockholder, the sale of shares by it, or the perception in the market that it intends to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock.

It is not possible to predict the actual number of shares of common stock that we will issue to the Selling Stockholder upon conversion of the Convertible Notes.

In connection with the Conversion Notes and assuming that the conversion price is the Floor Price of $1.00 per share, the Selling Stockholder is offering up to 2,750,000 Conversion Shares through this prospectus. However, there can be no assurance that the Selling Stockholder will elect to convert its Convertible Notes when it may do so, or what the conversion price for the portion of any Convertible Note will be at the time of conversion of such portion. Consequently, we cannot predict how many Conversion Shares will actually be issued to the Selling Stockholder pursuant to this prospectus.

The Selling Stockholder’s conversion of the Convertible Notes into common stock will cause dilution to our existing stockholders of common stock, and the conversion of the Convertible Notes or the perception that such sales may occur, could cause the price of our common stock to fall.

The market price for the shares of common stock that the Selling Stockholder may receive upon conversion of the Convertible Notes will fluctuate based on a number of factors beyond our control. Depending on market liquidity and the price of the common stock at the time, the trading price of our common stock may fall.

The Selling Stockholder may convert all, some or none of such Convertible Notes into common stock and sell all, some or none of those shares at any time or from time to time in its sole discretion. While we ultimately anticipate that all 2,750,000 shares may be sold, the actual number of shares that will be sold cannot currently be determined. Conversions of the Convertible Notes by the Selling Stockholder could result in substantial dilution to the ownership interests of holders of common stock.

The Selling Stockholder will be able to convert its Convertible Notes at a conversion price lower than the then current market price of the common stock, which could cause the price of the common stock to decline.

The Convertible Note is convertible into shares of common stock at a conversion price that represents a discount to the market price of our common stock, subject to the Floor Price. As a result of this pricing structure, the Selling Stockholder may convert the entirety of its dollar amount of Convertible Notes into Conversion Shares upon the later to occur of (i) immediately upon the effectiveness of this registration statement, of which this prospectus forms a part, and (ii) our having obtained stockholder approval for all the Convertible Notes, which could cause the price of our common stock to decrease.

Risks Related to Ownership of Our Common Stock and Future Offerings

If we do not continue to satisfy the NYSE American continued listing requirements, our common stock could be delisted from NYSE American.

The listing of our common stock on the NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing. Other than as set forth in the following paragraphs, we are presently in compliance with all such conditions. However, it is possible that we will fail to meet one or more of these conditions in the future.

On July 16, 2025, we received a letter (the “Delinquency Notification”) from NYSE Regulation stating that we were not in compliance with the continued listing standards of the NYSE American due to our failure to timely file our annual report on Form 10-K for the fiscal year ended March 31, 2025 with the SEC. The Delinquency Notification also stated that our failure to timely file such Annual Report on Form 10-K subjected us to the procedures and requirements set forth in Section 1007 of the NYSE American Company Guide. The receipt of the Delinquency Notification had no immediate effect on the listing or trading of our common stock on the NYSE American.

NYSE Regulation informed us that, under its rules, we had six months from our Form 10-K filing due date of July 15, 2025, to regain compliance with NYSE American listing standards by filing the Form 10-K with the SEC. The Delinquency Notification also noted that the NYSE American may nevertheless commence suspension and delisting proceedings at any time if it deems that the circumstances so warrant.

We filed our annual report on Form 10-K for fiscal year ended March 31, 2025 on July 29, 2025. Although we filed our annual report on Form 10-K within the six-month period granted by the Delinquency Notification, this is no guaranty that we will be able to maintain compliance with the NYSE American’s conditions for continued listing.

If we were to fail to meet any of the NYSE American’s listing requirements, we may be subject to delisting. In the event our common stock is no longer listed for trading on NYSE American, our trading volume and share price would almost certainly decrease and we may experience difficulties in raising capital which could materially affect our results of operations and financial condition. Further, being delisted from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for us to raise capital and sell securities.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exercisable or exchangeable for common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our common stock price may be volatile.

Our common stock is listed on the NYSE American. In the past, our trading price has fluctuated, depending on many factors that may have little to do with our operations or business prospects. During the past 52-week period (through September 15, 2025), our stock closed at prices between $1.13 per share and $8.02 per share, as reported on NYSE.com. On September 15, 2025, the price of our common stock closed at $6.35 per share.

Stock markets, in general, have experienced, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations unrelated to our operating performance or prospects. This increased volatility, coupled with depressed economic conditions, could continue to have a depressive effect on the market price of our common stock. The following factors, many of which are beyond our control, may influence our stock price:

•	the success of our growth strategy, including the development of new products with any proceeds we may be able to raise in the future;

•	announcements of technological or competitive developments;

•	announcements or expectations of additional financing efforts;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	regulatory developments affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our periodic financial results or the periodic financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in the economic performance or market valuations of our competitors;

•	additions or departures of our executive officers;

•	sales or perceived sales of our common stock by us, our insiders or our other stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic, industry, political and market conditions and overall fluctuations in the financial markets in the United States and abroad.

Volatility in our common stock price may subject us to securities litigation.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, have a material adverse effect on our business, financial condition, results of operations and prospects.

We are controlled by current officers, directors and principal stockholders.

Our directors, executive officers, their affiliates, and our principal stockholders beneficially own approximately 24.18% of our outstanding voting stock. Our directors, officers and principal stockholders, taken as a whole, have the ability to exert substantial influence over the election of our board of directors and the outcome of matters submitted to our stockholders for their approval.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our common stock and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock and the trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. The factors described under “Risk Factors” in this prospectus or any accompanying prospectus supplement, and in any documents incorporated by reference into this prospectus or any accompanying prospectus supplement, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE CONVERTIBLE NOTE FINANCING

On August 13, 2025, we entered into the Securities Purchase Agreement with SJC, pursuant to which SJC has agreed to purchase the Convertible Notes for a total purchase price of $2,500,000. The Securities Purchase Agreement provides that the purchase of the Convertible Notes will be made through three separate tranche closings. The first tranche closing, which occurred on August 13, 2025, consisted of the issuance of a Convertible Note to SJC in the principal amount of $1,100,000, for a purchase price of $1,000,000. The second and third tranche closings have yet to occur.

Pursuant to the Securities Purchase Agreement, SJC will be required to purchase the second tranche of Convertible Note in the principal amount of $550,000, for a purchase price of $500,000 on the day following the filing with the SEC of this registration statement registering the resale of the Conversion Shares under the Securities Act.

Following the effective date of this registration statement, subject to obtaining the approval of our stockholders and subsequently the approval of the NYSE American, SJC will be required to purchase the third tranche of Convertible Note in the principal amount of $1,100,000, for a purchase price of $1,000,000. SJC has agreed to purchase the Convertible Notes in all three tranches pursuant to the Securities Purchase Agreement, provided that SJC has the ability, exercisable in its sole discretion, to purchase any principal amount of Convertible Notes prior to the dates of the tranche closings provided for in the Securities Purchase Agreement.

The Convertible Notes accrue interest at the rate of 8% per annum, unless an event of default (as defined in the Convertible Notes) occurs, at which time the Convertible Notes in excess of $500,000 would accrue interest at 20% per annum. The Convertible Notes will mature on the first anniversary of issuance. The Convertible Notes are convertible into shares of common stock at any time after the later of the record date for the upcoming dividend or NYSE American approval of the Supplemental Listing Application at a conversion price equal to the greater of (i) the Floor Price, which Floor Price will not be adjusted for stock dividends, stock splits, stock combinations or other similar transactions and (ii) 80% of the lowest VWAP of the common stock during the ten trading days immediately prior to the date of conversion into common stock, but not greater than $10.00 per share. We may not issue Conversion Shares to the extent such issuances would result in an aggregate number of shares of our common stock exceeding 19.99% of the total shares of our common stock issued and outstanding as of the date thereof, in accordance with the rules and regulations of the NYSE American unless we first obtain stockholder approval.

The shares are being registered to satisfy an obligation included in the Securities Purchase Agreement providing for the registration of the Conversion Shares.

USE OF PROCEEDS

This prospectus relates to Conversion Shares that may be offered and sold from time to time by the Selling Stockholder. All of the Conversion Shares offered by the Selling Stockholder pursuant to this prospectus are issuable upon conversion of the Convertible Note at an assumed price of $1.00 per share and will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.

Expenses expected to be incurred by us in connection with this registration statement are estimated at approximately $72,130. The Selling Stockholder will pay all brokerage commissions and discounts.

DESCRIPTION OF COMMON STOCK

The description of certain terms of our common stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our articles of incorporation and our bylaws, in certain cases as amended, establishing the terms of our common stock, our description of capital stock and Maryland corporate law. Copies of the foregoing documents are available from us upon request and accessible at www.sec.gov.

General

We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share.  As of September 15, 2025, there were 2,312,887 shares of our common stock issued and outstanding. The outstanding shares of our common stock are, and the shares being offered hereby by the Selling Stockholder will when issued upon conversion of the Convertible Notes for which they are reserved and sold in accordance herewith, be validly issued, fully paid and nonassessable.

Holders of shares of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Holders of our common stock do not have cumulative voting rights. The affirmative vote of the holders of a majority of all of the votes cast at a meeting at which a quorum is present is sufficient to elect directors or for the taking or authorization of any action by the stockholders, subject to certain exceptions referred to below.  Therefore, holders of a majority of the shares of our common stock present at an election of directors can elect all of the directors. The affirmative of the holders of two-thirds of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities, if any, and subject to any senior securities that may be issued and outstanding at such time.  Our common stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

We have not paid any dividends and do not expect to pay cash dividends on the common stock in the foreseeable future.

Anti-Takeover Provisions under Maryland Law, Our Charter and Our Bylaws

Although our board of directors is not aware of any effort that might be made to obtain control of our company, our board of directors believes that it is appropriate to include certain provisions in our articles of incorporation and bylaws to protect our interests and our stockholders from takeovers which our board of directors may conclude are not in our best interests or the best interests of our stockholders.

The following discussion is a general summary of the material provisions of our articles of incorporation and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in our articles of incorporation and bylaws, reference should be made in each case to the document in question.

Business Combinations under Maryland Law

The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested stockholder” for a period of five years following the most recent date on which the interested stockholder became an interested stockholder. An interested stockholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

A business combination that is not prohibited must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will, or whose affiliate(s) will, be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group, unless, among other things, the corporation’s stockholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested stockholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested stockholder prior to the time that the interested stockholder became an interested stockholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

 Control Share Acquisitions

The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all control shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.

Restrictions on Calling Special Meetings.

Our bylaws provide that special meetings of stockholders may be called by the either the chairman of the board or by the president and shall be called by the president or secretary at the request in writing of a majority of the board of director or at the request in writing of holders of a majority of all shares outstanding and entitled to vote at the meeting.

Stockholder Nominations and Proposals.

Our bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice, setting forth all the information required by our bylaws, to us not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 120th day prior to the date of mailing the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Trust Company, N.A., 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

Trading Symbol and Market

Our common stock is traded on NYSE American under the symbol “UUU.”

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 2,750,000 shares (such amount includes the conversion of the principal amount of the Conversion Notes, plus any accrued but unpaid interest on such portion of the principal amount) of common stock that may be issued by us to the Selling Stockholder upon conversion of the Convertible Notes (based upon the Floor Price of $1.00 per share). For additional information regarding the shares of our common stock included in this prospectus, see the section titled “The Convertible Note Financing” above. We are registering the Conversion Shares included in this prospectus in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Convertible Notes set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of September 15, 2025. The number of shares in the column “Shares of Common Stock to be Sold in this Offering” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our common stock respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 2,312,887 shares of common stock outstanding on September 15, 2025. The fourth column assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares of Common Stock to be Sold in this Offering(2)	Shares of Common Stock Beneficially Owned After Offering(3)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
SJC Lending, LLC	227,400	9.8%	2,750,000	227,400	9.8%

(1)	Represents 227,400 shares of common stock held by JLA Realty Associates, LLC but deemed to be beneficially owned by SJC Lending, LLC. Stephen J. Caspi, the sole member of SJC Lending, LLC, is the manager of JLA Realty Associates, LLC and has shared voting and investment power over the shares held by JLA Realty Associates, LLC. The number of shares reported in this column does not include up to 2,750,000 shares of common stock issuable upon the conversion of the Conversion Notes issued to SJC Lending, LLC. The business address of SJC Lending, LLC is 120 Bloomingdale Road, Suite 105, White Plains, New York 10605.

(2)	Represents the maximum number of shares of common stock issuable upon the conversion of the Conversion Notes, based upon the Floor Price.

(3)	Assumes that the Selling Stockholder has sold all of the Conversion Shares, which may or may not occur.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the Selling Stockholder of up to 2,750,000 shares (such amount includes the conversion of the principal amount of the Conversion Notes, plus any accrued but unpaid interest on such portion of the principal amount) of our common stock. All of the shares being offered are issuable upon conversion of the Convertible Notes. The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE American or any other national securities exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions it assumes. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under Section 2(11) of the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We will pay all the expenses, estimated to be approximately $72,130, in connection with this offering, other than underwriting commissions and discounts of the Selling Stockholder. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., Baltimore, Maryland, will pass upon the validity of the common stock offered hereby as our counsel.

EXPERTS

The consolidated balance sheets of Universal Safety Products, Inc. as of March 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in our annual report on Form 10-K for fiscal year ended March 31, 2025, and related notes, have been audited by CBIZ CPAs P.C., and Marcum LLP, respectively, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements have been incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports pertaining to such consolidated financial statements of such firms given upon their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on July 29, 2025;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 19, 2025;

•	Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on April 16, 2025, April 17, 2025, May 29, 2025, June 6, 2025, July 21, 2025, July 21, 2025, July 31, 2025, August 14, 2025 and August 29, 2025; and

•	The description of our capital stock contained in our Annual Report on Form 10-K as Exhibit 4.1 that was filed with the SEC on July 29, 2025.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

11407 Cronhill Drive, Suite A,

Owings Mills, MD 21117-3586

Tel: (410) 363-3000

Attention: Investor Relations

Additional information about us is available at our web site located at www.universalsafetyprod.com. Information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.universalsafetyprod.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

Up to 2,750,000 shares of Common Stock Issuable

upon Conversion of Convertible Promissory Notes

Universal Safety Products, Inc.

PROSPECTUS

 , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than discounts and underwriting commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$2,130
Accounting fees and expenses	$25,000
Legal fees and expenses	$40,000
Printing and miscellaneous expenses	$5,000
Total expenses	$72,130

The Selling Stockholder will be responsible for its underwriting commissions and discounts.

Item 14.	Indemnification of Directors and Officers

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that: (1) the act or omission of the director was material to the matter giving rise to such proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director actually received an improper personal benefit in money, property, or services; or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify officers to the same extent as directors.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received: (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We provide for indemnification of directors and officers in ARTICLE VI of our bylaws which provides that we will indemnify and advance expenses to our director or officer in connection with a proceeding to the fullest extent permitted by and in accordance with our bylaws. Further, with respect to an employee or agent, other than our director or officer, we may, as determined by and in the discretion of our board of directors, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with our bylaws.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On August 13, 2025, we entered into the Securities Purchase Agreement with SJC, pursuant to which SJC has agreed to purchase the Convertible Notes for a total purchase price of $2,500,000. The Securities Purchase Agreement provides that the purchase of the Convertible Notes will be made through three separate tranche closings. The first tranche closing, which occurred on August 13, 2025, consisted of the issuance of a Convertible Note to SJC in the principal amount of $1,100,000, for a purchase price of $1,000,000. The second and third tranche closings have yet to occur.

Pursuant to the Securities Purchase Agreement, SJC will be required to purchase the second tranche of Convertible Note in the principal amount of $550,000, for a purchase price of $500,000 on the day following the filing with the SEC of this registration statement registering the resale of the Conversion Shares under the Securities Act.

Following the effective date of this registration statement, subject to obtaining the approval of our stockholders and subsequently the approval of the NYSE American, SJC will be required to purchase the third tranche of Convertible Note in the principal amount of $1,100,000, for a purchase price of $1,000,000. SJC has agreed to purchase the Convertible Notes in all three tranches pursuant to the Securities Purchase Agreement, provided that SJC has the ability, exercisable in its sole discretion, to purchase any principal amount of Convertible Notes prior to the dates of the tranche closings provided for in the Securities Purchase Agreement.

The Convertible Notes accrue interest at the rate of 8% per annum, unless an event of default (as defined in the Convertible Notes) occurs, at which time the Convertible Notes in excess of $500,000 would accrue interest at 20% per annum. The Convertible Notes will mature on the first anniversary of issuance. The Convertible Notes are convertible into shares of common stock at any time after the later of the record date for the upcoming dividend or NYSE American approval of the Supplemental Listing Application at a conversion price equal to the greater of (i) the Floor Price, which Floor Price will not be adjusted for stock dividends, stock splits, stock combinations or other similar transactions and (ii) 80% of the lowest VWAP of the common stock during the ten trading days immediately prior to the date of conversion into common stock, but not greater than $10.00 per share. We may not issue Conversion Shares to the extent such issuances would result in an aggregate number of shares of our common stock exceeding 19.99% of the total shares of our common stock issued and outstanding as of the date thereof, in accordance with the rules and regulations of the NYSE American unless we first obtain stockholder approval.

The Convertible Notes were offered and sold in reliance upon an exemption from registration requirements under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
2.1	Asset Purchase Agreement by and between Feit Electric Company, Inc., Universal Security Instruments, Inc. and USI Electric, Inc. dated October 29, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 30, 2024)
2.2	Amendment Number One to Asset Purchase Agreement by and between Feit Electric Company, Inc., Universal Security Instruments, Inc. and USI Electric, Inc. dated May 22, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2025)
3.1	Articles of Incorporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 1988)
3.2	Articles Supplementary, filed October 14, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 31, 2002)
3.3	Articles of Amendment, filed May 28, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8 K filed July 21, 2025)
3.4	Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 17, 2025)
3.5	First Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 29, 2025)
4.1	Form of Convertible Note, issued August 13, 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 14, 2025)
4.2	Description of Capital Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed July 29, 2025)
5.1***	Legal Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
10.1	Discount Factoring Agreement between the Registrant and Merchant Factors Corp., dated January 6, 2015 (substantially identical agreement entered into by USI’s wholly-owned subsidiary, Universal Electric, Inc.) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 16, 2015)
10.2	Lease between Universal Security Instruments, Inc. and St. John Properties, Inc. dated November 4, 2008 for its office and warehouse located at 11407 Cronhill Drive, Suites A-D, Owings Mills, Maryland 21117 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2008), as amended by Amendment to Lease dated June 23, 2009 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2009) and Amendment to Lease between Universal Security Instruments, Inc. and St. John Properties, Inc. dated March 3, 2022 (Amendment to Lease dated June 23, 2009 (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2022)

10.3*	Amended and Restated Employment Agreement dated July 18, 2007 between the Company and Harvey B. Grossblatt (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2007), as amended by Addendum dated November 13, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 15, 2007), by Addendum dated September 8, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 8, 2008), by Addendum dated March 11, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 12, 2010), by Addendum dated July 19, 2012 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2012), by Addendum dated July 3, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 8, 2013), and by Addendum dated July 21, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 21, 2014) ), by addendum dated July 23, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 28, 2015), by addendum dated July 12, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 12, 2016) by addendum dated July 18, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2017), by addendum dated July 9, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 9, 2018), by addendum dated July 12, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 16, 2019), by addendum dated July 27, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 27, 2020), by addendum dated July 28, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 28, 2021), by addendum dated July 22, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 28, 2022), by addendum dated June 12, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 13, 2023), and by addendum dated July 10, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 11, 2024)
10.4*	Letter Agreement, dated November 18, 2024, waiving certain rights under the Second Amended and Restated Employment Agreement by and between Harvey B. Grossblatt and Universal Security Instruments, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 19, 2024)
10.5	Memorandum of Understanding dated as of April 15, 2025, by and between Universal Security Instruments, Inc., Ault & Company, Inc., and solely for limited purposes, Harvey Grossblatt (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 17, 2025)
10.6	Securities Purchase Agreement, dated August 13, 2025, by and between Universal Safety Products, Inc. and SJC Lending LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 14, 2025)
16.1	Letter of Marcum LLP (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed June 6, 2025)
21.1	List of subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed July 29, 2025)
23.1**	Consent of Marcum LLP.
23.2**	Consent of CBIZ CPAs P.C.
23.3***	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in its opinion filed as Exhibit 5.1)
24.1**	Power of Attorney (included on signature page of the Registration Statement)
107**	Calculation of Filing Fee Table

*	Indicates management contract or compensatory plan or arrangement.

**	Filed herewith.

***	To be filed by amendment.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Owings Mills, Maryland on September 16, 2025.

UNIVERSAL SAFETY PRODUCTS, INC.

By:	/s/ Harvey B. Grossblatt
	Name:	Harvey B. Grossblatt
	Title:	President and Chief Executive Officer (principal executive officer)

By:	/s/ James B. Huff
	Name:	James B. Huff
	Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Harvey B. Grossblatt as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey B. Grossblatt		September 16, 2025
Harvey B. Grossblatt	Director, President and Chief Executive Officer (principal executive officer)

/s/ Ira F. Bormel	Director	September 16, 2025
Ira F. Bormel

/s/ Ronald A. Seff, M.D.	Director	September 16, 2025
Ronald A. Seff, M.D.

/s/ Milton C. Ault, III	Director	September 16, 2025
Milton C. Ault, III

/s/ Henry C. W. Nisser	Director	September 16, 2025
Henry C. W. Nisser